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 Culinary Workers Union, Local 226
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[Culinary Union letterhead]
1630 S Commerce
Las Vegas, NV 89102


For Information
Chris Bohner
702-387-7005

Culinary Workers Union Scores Shareholder Victories at The
Cheesecake Factory, Demands that Board of Directors Adopt Proposals

Las Vegas, NV -- Today, the Culinary Workers Union Local 226 announced that shareholders have overwhelming approved four key shareholder proposals seeking reform of The Cheesecake Factory's (NASDAQ:CAKE) stock option and corporate governance policies, according to preliminary results released by Automatic Data Processing (ADP).

According to the results provided to the union by ADP, Cheesecake shareholders overwhelming approved proposals asking the company to submit its stock option plan for shareholder approval (66% of votes cast, including abstentions), require annual elections of directors (72%), submit the "poison pill" to a shareholder vote (67%), and eliminate the 80% "supermajority" voting requirement (81%). "This vote is a clear call to The Cheesecake Factory's Board of Directors that it is time to reform and modernize the company's poor corporate governance practices," said Chris Bohner, Senior Research Analyst.

The Culinary Union's proposal urging the Company to expense stock option grants received strong support from shareholders, but the vote was still too close to call. "Given the overwhelming support for our proposal seeking shareholder approval of the company's stock option plans, and the strong showing on the stock option expense proposal, shareholders are clearly concerned about this company's stock compensation policies." said Bohner.

At the May 13 annual meeting, the Culinary Union urged the Board of Directors to respect the vote of the shareholders and adopt the majority-vote proposals. "It would be a slap in the face to all Cheesecake shareholders if the Board ignored this vote," said Bohner. However, David Overton, Chairman of The Cheesecake Factory, refused to commit to respect the shareholder vote.

The Culinary Union and affiliated benefit plans own approximately 30,000 shares of The Cheesecake Factory. The Culinary Union's parent organization, the Hotel Employees and Restaurant Employees International Union, is a member of the Council of Institutional Investors, a corporate governance organization representing over $1 trillion in assets.


Chris Bohner
Senior Research Analyst
HERE/Culinary Union 226
1630 South Commerce Street
Las Vegas, NV 89102
702-387-7005 (p)
702-386-5241 (f)
cbohner@hereunion.org